Exhibit 99.1

VBI Vaccines Announces Proposed Public Offering of Common Shares

CAMBRIDGE, Mass. (April 21, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI or the Company), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that it has commenced an underwritten public offering of its common shares. VBI also intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of common shares offered in the public offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Raymond James & Associates, Inc. and Oppenheimer & Co. Inc. are acting as joint book-running managers, and National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc. (NASDAQ:NHLD), is acting as lead manager for the underwritten public offering.

VBI intends to use the net proceeds from the offering to support the regulatory filings, pre-commercialization, and launch planning activities for Sci-B-Vac® in the United States, Europe, and Canada, for the continued advancement of its pipeline programs, including the development of VBI-1901, a cancer vaccine immunotherapeutic candidate for recurrent glioblastoma (GBM); VBI-2601, an immunotherapeutic candidate for chronic hepatitis B infection; VBI-1501, a prophylactic cytomegalovirus (CMV) vaccine candidate; and VBI-2901, a prophylactic pan-coronavirus vaccine candidate. The net proceeds will also be used for general corporate purposes, including working capital and capital expenditures.

A shelf registration statement relating to the common shares was previously filed with the Securities and Exchange Commission (SEC) and declared effective on July 30, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the underwritten public offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement (when available) and accompanying prospectus may be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863, by e-mail at prospectus@raymondjames.com, or from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004 or by e-mail at equityprospectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel, and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the satisfaction of the closing conditions; prevailing market conditions; the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons; the impact of general economic, industry or political conditions in the United States or internationally; the impact of the recent COVID-19 outbreak on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the proposed offering and the Company, is set forth under the heading “Risk Factors” in the preliminary prospectus supplement and accompanying prospectus relating to the offering, in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, and in the final prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com